UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         January 19, 2017 (January 13, 2017)

Majesco

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 13, 2017, Majesco, a California corporation (“Majesco”), and its subsidiaries Majesco Software & Solutions Inc., a New York corporation (“MSSI”), and Cover-All Systems Inc., a Delaware corporation (“Cover-All”, and together with Majesco and MSSI, the “Company”), jointly and severally entered into a Receivable Purchase Agreement (the “Agreement”) with HSBC Bank USA, National Association (“HSBC”). Under the Agreement, HSBC may advance funds against certain eligible accounts receivable (the “Receivables”) at an agreed advance rate. The outstanding aggregate amount of all advances shall not exceed $10.0 million at any time (the “Facility Limit”). The facility also bears interest at two (2%) per cent plus the ninety (90) day LIBOR rate. HSBC will also receive an arrangement fee equal to .20% of the Facility Limit and a facility review fee equal to .20% of the Facility Limit. The Company will serve as HSBC’s agent for the collection of Receivables, and the Company will collect and otherwise enforce payment of the Receivables. The term of the agreement is for a minimum period of twelve (12) months and shall continue unless terminated by either party. Either party may terminate the agreement at any time upon sixty (60) days’ prior written notice to the other party. The Agreement will provide additional liquidity to the Company for working capital and other general corporate purposes.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 2.03 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1     Receivable Purchase Agreement, dated January 13, 2017, by and between Majesco and HSBC Bank USA, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco

By:	/s/ Ketan Mehta
Ketan Mehta, President and Chief Executive Officer

Date: January 19, 2017

EXHIBIT INDEX

10.1     Receivable Purchase Agreement, dated January 13, 2017, by and between Majesco and HSBC Bank USA, National Association